EXHIBIT 16.1

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

HOLLYWOOD, FL

March 28, 2011

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Diagnostic Imaging International, Inc., (the “Company”) Form 8-K dated March 28, 2011, and are in agreement with the statements relating only to Jewett, Schwartz, Wolfe & Associates contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

S/S JEWETT, SCHWARTZ, WOLFE & ASSOCIATES